Exhibit 16.1

PKF
Accountants &
business advisers

July 19, 2010

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
USA

Dear Sirs,

Re : China BCT Pharmacy Group, Inc. (the "Company")

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K report it will file under the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

/s/ PKF
PKF
Certified Public Accountants
Hong Kong

AC/rg

Tel 852 2806 3822 Fax 852 2806 3712 E-mail info@pkf-hk.corn www.pkf-hk.com PKF 26/F, Citicorp Centre I 18 Whitfield Road Causeway Bay Hong Kong

PKF Hong Kong is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.